Exhibit 10.4

Amendment and agreement

This Amendment and Agreement (this “Agreement”) is dated as of March 5, 2026 by and between SunPower Inc. (f/k/a Complete Solaria, Inc.), a Delaware corporation, and on behalf of itself and each of Complete Solar, Inc. and Sunder Energy LLC, its direct or indirect wholly-owned subsidiaries (collectively, “Borrower”), and Chicken Parm Pizza LLC, a Delaware limited liability company (“Member”).

WHEREAS, Borrower, Complete Solar, Inc., Member and Sunder Energy LLC are party to that certain Membership Interest Purchase Agreement dated as of September 21, 2025 (the “MIPA”), and as a result of the MIPA, Sunder Energy LLC is a wholly-owned subsidiary of Borrower.

WHEREAS, Borrower executed and delivered to Member that certain Promissory Note dated September 24, 2025 in the original principal amount of $20,000,000 (the “Seller Note”) in connection with the transactions under the MIPA.

WHEREAS, as an inducement to the transactions under the Purchase Agreement contemplated to be entered into between Borrower and YA II PN, LTD. on or about the date hereof (the “Purchase Agreement”), Member and Borrower have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, Borrower and Member hereby agree as follows:

1. Amendments to Seller Note.

a. Borrower and Member hereby agree to amend and restate the definition of “Applicable Rate” set forth in the Seller Note in its entirety to read as follows:

“Applicable Rate” means 7.0% per annum, compounded at the end of each calendar quarter (i.e., June 30, September 30, December 31 and March 31); provided, however, if any principal amount of this Note remains outstanding after May 15, 2026 for any reason, including as a result of the Restrictive Provisions, the Applicable Rate shall increase effective as of March 15, 2026 to 10.0% per annum, until this Note is paid in full.”

b. Borrower and Member hereby agree to amend Section 1(a) of the Seller Note to add a definition of “Restrictive Provisions” to in its entirety to read as follows:

““Restrictive Provisions” means Section 7.18(a) of each of (i) the Standby Equity Purchase Agreement executed and delivered among Borrower and YA II PN, LTD (“YA”) on January 26, 2026 and (ii) the Purchase Agreement executed and delivered among Borrower and YA on March 5, 2026 (as amended from time to time, the “March 2026 Purchase Agreement” and, collectively, the “Purchase Agreements”).”

c. Borrower and Member hereby agree to amend and restate the definition of “Maturity Date” set forth in the Seller Note in its entirety to read as follows:

““Maturity Date” means the earlier of (a) May 15, 2026 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 6; provided, however, if, as of the applicable Maturity Date, the Restrictive Provisions then prohibit the making of any payments by Borrower under this Note, then the Maturity Date shall be the earlier of (x) the date that is two (2) Business Days following the date on which the Restrictive Provisions no longer apply in accordance with the express terms of the Purchase Agreements (including as a result of section (i)(Y) and section (ii)(Y), as applicable, of the definitions of “Permitted Indebtedness” set forth in the Purchase Agreements) and (y) September 30, 2026 (the “Outside Maturity Date”) or, if the Registration Statement on Form S-1 relating to the transactions under the March 2026 Purchase Agreement has not been declared effective before April 30, 2026, then the Outside Maturity Date shall be December 31, 2026.”

d. Borrower and Member hereby agree to amend Section 7 of the Seller Note by adding the following sentence as the last sentence of such Section 7:

“Any provision of this Section 7 or this Note notwithstanding, Borrower shall not be required to make any payments with respect to any obligations under this Note at such time as the Restrictive Provisions prohibit any such payments by Borrower, and Borrower’s obligations to make any such payments shall be deferred until two (2) Business Days following the date on which the Restrictive Provisions no longer apply to such payments otherwise to be made by Borrower; provided, however, the provisions of the foregoing sentence shall not apply from and after the Outside Maturity Date. For the avoidance of doubt, all amounts outstanding under this Note shall become immediately due and payable on the Outside Maturity Date, notwithstanding the continued effectiveness of the Purchase Agreements, any Restrictive Provisions or any other financing arrangement or agreement to which Borrower is a party.”

2. Agreements.

a. Member agrees, acknowledges and confirms that the Purchase Agreements include provisions that condition and limit Borrower’s ability to pay amounts due under the Seller Note, including as provided in the definition of “Permitted Indebtedness” set forth in the Purchase Agreements; and Member consents to Borrower’s execution, delivery and performance of the Purchase Agreements, regardless of such provisions; provided, for the avoidance of doubt, that this Section 2(a) is not intended to waive or modify any of Member’s rights or Borrower’s obligations under the Seller Note, as amended hereby.

b. Borrower and Member agree that Borrower shall not subsequently amend, waive, supplement or modify, after the date hereof, the terms of the Purchase Agreements (including, without limitation, those terms relating to Borrower’s ability to make payments under the Seller Note (as amended by this Agreement) when due), if such amendments, waivers, supplements or modifications would adversely impact Member’s rights of payment under the Seller Note (as amended by this Agreement).

c. As consideration for the amendments set forth in Section 1 above and Member’s other agreements and undertakings set forth in this Agreement, Borrower hereby agrees as follows:

i. Borrower hereby waives in all respects the restrictions and provisions relating to the Initial Consideration Shares under Section 2.4(g) of the MIPA effective as of the date of this Agreement; and

ii. Within two Business Days after Borrower receives the Parent Stockholder Approval (as defined in the MIPA), (x) Borrower shall issue the Deferred Consideration Shares (as defined in the MIPA) that were otherwise issuable pursuant to Section 2.4(d)(i) of the MIPA, and (y) Borrower shall issue the Deferred Consideration Shares that were otherwise issuable pursuant to Section 2.4(d)(ii) of the MIPA.

3. No Further Amendments; Ratification. Except as expressly amended by this Agreement, the other terms, provisions and conditions of the Seller Note and the MIPA, as applicable, remain in full force and effect and are hereby ratified and confirmed.

4. Effectiveness and Termination. This Agreement shall become effective automatically without any action required by Borrower or Member on the Effective Date (as defined in the March 2026 Purchase Agreement) of the March 2026 Purchase Agreement. If the Effective Date of the March 2026 Purchase Agreement does not occur on or before the March 6, 2026, this Agreement become null and void ab initio.

5. Incorporation of Certain Seller Note Terms. Section 11 of the Seller Note is hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

SUNPOWER INC.
on behalf of SunPower Inc. and each of Complete Solar, Inc. and Sunder Energy LLC, its direct and indirect wholly-owned subsidiaries

By:	/s/ Thurman J. Rodgers
Name:	Thurman J. Rodgers
Title:	Chief Executive Officer

[Signature Page to Amendment and Agreement re: Seller Note]

CHICKEN PARM PIZZA LLC

By:	/s/ Eric Nielsen
Name:	Eric Nielsen
Title:	Managing Member

[Signature Page to Amendment and Agreement re: Seller Note]

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